UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Prudential Financial, Inc.

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PRUDENTIAL FINANCIAL INC.

Supplement to 2021 Proxy Statement

April 19, 2021

This Supplement amends and supplements the 2021 Proxy Statement of Prudential Financial, Inc. (the “Company”), dated March 25, 2021, provided to shareholders in connection with the Company’s 2021 Annual Meeting of Shareholders to be held on May 11, 2021.

This Supplement provides additional information on the voting requirements for and the effect of abstentions on “Item 4 – Approval of the Prudential Financial, Inc. 2021 Omnibus Incentive Plan” (“Item 4”). For purposes of the listing rules of the New York Stock Exchange (“NYSE”) requiring shareholder approval of Item 4, abstentions are counted as votes cast and, therefore, abstentions will have the same effect as a vote “against” the proposal; broker non-votes are not counted as votes cast and, therefore, will have no impact.

Except as specifically supplemented by the information in this Supplement, all information set forth in the 2021 Proxy Statement remains unchanged. From and after the date of this Supplement, all references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby. The Proxy Statement contains important information, and this Supplement should be read in conjunction with the Proxy Statement.